                              FINANCIAL STATEMENTS

                                   EXHIBIT 99

                          WILMINGTON TRUST CORPORATION

                        2004 EMPLOYEE STOCK PURCHASE PLAN

          WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                              MAY 31, 2006 AND 2005

AUDITED FINANCIAL STATEMENTS

WILMINGTON TRUST CORPORATION
2004 EMPLOYEE STOCK PURCHASE PLAN

MAY 31, 2006 AND 2005

FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Registered Public Accounting Firm .................     1

Statements of Financial Condition .......................................     2

Statements of Income and Changes In Participants' Equity ................     3

Notes to Financial Statements ...........................................     4

KPMG
                          KPMG LLP
                          1601 Market Street
                          Philadelphia, PA 19103-2499


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Wilmington Trust Corporation
Benefits Administration Committee:

We have audited the accompanying statements of financial condition of Wilmington Trust Corporation 2004 Employee Stock Purchase Plan (the Plan) as of May 31, 2006 and 2005, and the related statements of income and changes in participants' equity for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of May 31, 2006 and 2005, and the results of its operations for the years then ended, in conformity with U.S. generally accepted accounting principles.


                                        /s/ KPMG LLP

Philadelphia, Pennsylvania
August 11, 2006

                 KPMG, LLP, a U.S limited liability partnership, is the U.S. member firm of KPMG
                 International, a Swiss cooperative.

STATEMENTS OF FINANCIAL CONDITION

WILMINGTON TRUST CORPORATION
2004 EMPLOYEE STOCK PURCHASE PLAN

                                                              May 31,      May 31,
                                                               2006         2005
                                                            ----------   ----------
ASSETS

   Investments, at fair value - interest-bearing deposits
      held at Wilmington Trust Company                      $3,130,744   $3,195,195
                                                            ----------   ----------

LIABILITIES AND PARTICIPANTS' EQUITY

   Taxes withheld for participants                          $    1,066   $      991
   Participants' equity                                      3,129,678    3,194,204
                                                            ----------   ----------
      Total liabilities and participants' equity            $3,130,744   $3,195,195
                                                            ----------   ----------

See notes to financial statements.


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

STATEMENTS OF INCOME AND CHANGES IN PARTICIPANTS' EQUITY

WILMINGTON TRUST CORPORATION
2004 EMPLOYEE STOCK PURCHASE PLAN

                                                           Years Ended May 31,
                                                         -----------------------
                                                            2006         2005
                                                         ----------   ----------
INCOME

Investment income - interest                             $    2,918   $    2,946
                                                         ----------   ----------
   Total income                                               2,918        2,946

OTHER ADDITIONS

Contributions from participants (including
   amounts due back to participants of $2,118
   and $58,707 at May 31, 2006 and 2005, respectively)
                                                         $3,127,826   $3,192,249
                                                         ----------   ----------
                                                         $3,130,744   $3,195,195
                                                         ----------   ----------

DEDUCTIONS

Distributions to participants:
   Wilmington Trust Corporation common stock             $3,133,542   $       --
   Cash                                                      61,653           --
                                                         ----------   ----------
                                                         $3,195,195   $       --
                                                         ----------   ----------
NET ADDITIONS/
   (DEDUCTIONS)                                             (64,451)   3,195,195
PLAN BALANCE AT
   BEGINNING OF YEAR                                     $3,195,195   $       --
                                                         ----------   ----------
PLAN BALANCE AT END OF YEAR                              $3,130,744   $3,195,195
                                                         ==========   ==========

See notes to financial statements.


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

NOTES TO FINANCIAL STATEMENTS

WILMINGTON TRUST CORPORATION
2004 EMPLOYEE STOCK PURCHASE PLAN

MAY 31, 2006 AND 2005

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

Investments consist of interest-bearing savings accounts held by Wilmington Trust Company, a related party. Those accounts are carried at cost, which approximates fair market value.

The administrative costs of the 2004 Employee Stock Purchase Plan (the "Plan") of Wilmington Trust Corporation (the "Corporation") are paid by the Corporation.

The accounting records of the Plan are maintained on the accrual basis. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE B -- DESCRIPTION OF PLAN

The Board of Directors of the Corporation approved the Plan on February 26, 2004. The Corporation's stockholders approved the Plan on April 15, 2004, to commence on June 1, 2004. The Board of Directors has the authority to amend or terminate the new plan at any time; however, the new plan will terminate automatically on May 31, 2008. The Plan replaced the Corporation's 2000 Employee Stock Purchase Plan, which terminated on May 31, 2004 and contained substantially similar provisions. The Plan provides for the purchase of up to 800,000 shares of the Corporation's common stock by eligible employees. For any offering period, each eligible employee may elect to have up to the lesser of 10% of his or her annual base salary or $21,250 deducted from his or her pay and accumulated with interest until the end of the offering period. The minimum contribution must be an amount equal to the offering price of five shares. The offering period that is the subject of these financial statements began July 5, 2005, and ended May 31, 2006.

At the end of each offering period, the balance in each participant's payroll deduction account is applied to the purchase of the largest number of full shares of the Corporation's common stock possible without exceeding the maximum number of shares the participant elected. For the most recent plan year, the price at which the shares are deemed to have been purchased is equal to 85% of the last sale price of the Corporation's common stock on the New York Stock Exchange on June 1 of the year in which the offering period commences. Any unused balance in a participant's account at the end of an offering period is refunded to the participant, with interest. Shares to be purchased under the Plan are authorized common shares of the Corporation.

Shares to be delivered to an employee will be registered in the employee's name.

NOTES TO FINANCIAL STATEMENTS

WILMINGTON TRUST CORPORATION
2004 EMPLOYEE STOCK PURCHASE PLAN

MAY 31, 2006 AND 2005

The Plan had 1,104 participants at May 31, 2006 and 1,117 participants at May 31, 2005.

NOTE C -- RELATED PARTY TRANSACTIONS

The Corporation administers the plan as well as issues its common stock to participants.

The Corporation issued 102,348 shares of its common stock at $30.54 per share for the offering period ended May 31, 2006 and 102,874 shares of its common stock at $30.46 per share for the offering period ended May 31, 2005. The Plan disbursed $3,125,708 and $3,133,542 from the Plan to purchase those shares in June 2006 and 2005, respectively.

NOTE D-- INCOME TAX STATUS

It is the intention of the Corporation to have the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the provisions of the Plan are construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code. At the time of issuance to the individual, the difference between the purchase price and the fair market value of the stock purchased under the Plan is not includable in the participant's gross income for federal income tax purposes.

NOTE E -- AMENDMENT OR TERMINATION

The Board of Directors may amend or terminate the Plan at any time. Any options previously granted will not be effected by a termination or amendment. No amendment may be made without prior approval of the Corporation's shareholders if it would permit the issuance of more than 800,000 shares of common stock, permit payroll deduction at a rate in excess of 10% of an employee's base salary, or is otherwise required by law.


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